UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

WYNN RESORTS, LIMITED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Filed by Wynn Resorts, Limited

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 000-50028

Wynn Resorts, Limited issued the following press release on February 4, 2013.

Wynn Resorts Reports Three Positive Developments for Shareholders

Nevada Gaming Regulator Concludes Investigation of Okada’s Allegations Against

Wynn Resorts Regarding University of Macau Donation; Finds Allegations Unfounded

Federal Court Dismisses Shareholder Derivative Action Against Wynn Resorts

Based on Okada Allegations

ISS Recommends Wynn Shareholders Vote To Remove Okada From Wynn Board

LAS VEGAS, NV, February 4, 2013 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported three positive recent developments for the Company and its shareholders in combating the ongoing smear campaign against Wynn Resorts by Kazuo Okada.

First, the Nevada Gaming Control Board has informed Wynn Resorts that it has concluded its investigation of allegations made by Okada against Wynn Resorts regarding an allegedly improper donation made to the University of Macau by Wynn Macau Ltd., and determined that Okada’s allegations are unfounded.

Second, the United States District Court of Nevada granted Wynn Resorts’ motion to dismiss a shareholder derivative action against the Company and members of its Board of Directors based on the Macau donation. The Court ruled there was insufficient legal basis for the case to proceed.

Third, Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, has issued a report recommending that shareholders of Wynn Resorts vote to remove Okada from the Board of Wynn Resorts at a special meeting of shareholders to be held on February 22. Okada was previously deemed unsuitable by the Wynn Resorts Board after a lengthy investigation by former FBI Director Louis J. Freeh uncovered evidence of improper conduct by Okada and affiliated entities in violation of anti-corruption laws in their dealings with Philippine officials.

In its report, ISS concluded, “In light of the material risk that Okada’s directorship poses to the Company’s ability to receive gaming licenses in new jurisdictions and maintain its licenses for current ones, ISS recommends that shareholders vote FOR the removal of Mr. Okada as a director of the Company.”

The Company stated, “We are deeply gratified that Nevada gaming regulators have rejected Mr. Okada’s baseless allegations against our Company, that a federal court has dismissed the complaint against our Directors and that a leading proxy advisory firm is recommending Mr. Okada’s removal from our Board. Mr. Okada is an unsuitable person, and we are seeking to remove him from the Board of Directors of Wynn Resorts to protect the interests of the Company and our shareholders. We are confident our shareholders understand the importance of removing him on February 22.”

About Wynn Resorts

Wynn Resorts, Limited is traded on the Nasdaq Global Select Market under the ticker symbol WYNN and is part of the S&P 500 and NASDAQ-100 Indexes.

Our Las Vegas operations (Wynn Las Vegas and Encore) feature two luxury hotel towers with a total of 4,750 spacious hotel rooms, suites and villas, an approximately 186,000 square feet of casino space, 32 food and beverage outlets featuring signature chefs, an on-site 18-hole golf course, meeting space, an Ferrari and Maserati dealership, approximately 94,000 square feet of retail space as well as two showrooms; three nightclubs and a beach club.

Our Macau resort is a resort destination casino located in the Macau Special Administrative Region of the People’s Republic of China with two luxury hotel towers (Wynn Macau and Encore) with a total of 1,008 spacious rooms and suites, approximately 265,000 square feet of casino space, casual and fine dining in eight restaurants, approximately 54,600 square feet of retail space, recreation and leisure facilities, including two health clubs and spas, a pool.

Additional Information and Where to Find It

Wynn Resorts has filed with the SEC a definitive proxy statement in connection with the proposed removal of Mr. Okada from the board of directors of Wynn Resorts. The definitive proxy statement was sent or given to Wynn Resorts’ stockholders and contains important information about the proposed removal of Mr. Okada. SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY. The definitive proxy statement and any other documents filed by Wynn Resorts with the SEC may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders may obtain free copies of the definitive proxy statement from Wynn Resorts by contacting Investor Relations by mail at Attention: Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

Participants in the Solicitation

Wynn Resorts and its directors, officers and employees may be deemed to be participants in the solicitation of proxies from Wynn Resorts’ stockholders in connection with the proposed removal of Mr. Okada from the board of directors of Wynn Resorts. Information about Wynn Resorts’ directors and executive officers is set forth in its proxy statement for its 2012 Annual Meeting of Stockholders, which was filed with the SEC on September 20, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 29, 2012, as amended on April 30, 2012. These documents are available free of charge at the SEC’s website at www.sec.gov, and by mail at Attention: Investor Relations, 3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, or by going to Wynn Resorts’ Investor Relations page on its corporate website at www.wynnresorts.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction is included in the proxy statement that Wynn Resorts filed with the SEC on January 3, 2013.

Source: Wynn Resorts, Limited

Contact:

Investors:

Wynn Resorts

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

or

Media:

Sard Verbinnen & Co.

George Sard/Alexandra LaManna

212-687-8080